Exhibit 4.29

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”), dated as of July 18, 2022, is made by and among the following parties in Beijing, the People’s Republic of China (“PRC”):

Party A：Guangzhou Qixiang Technology Co., Ltd., a wholly foreign-owned enterprise duly established and validly registered under the laws of the PRC, whose unified social credit code is [***] and whose registered address is at D-8, Room 1903, No. 13, Huaming Road, Tianhe District, Guangzhou;

Party B: Chang Liu, PRC citizen, whose Identity Number is [***];

Zhan Xie, PRC citizen, whose Identity Number is [***];

Party C: Guangzhou Qili Technology Co., Ltd. (“Guangzhou Qili Technology”), a company with limited liabilities duly established and validly registered under the laws of the PRC, whose unified social credit code is [***], and whose registered address is at Room 1301, No. 245, Science Avenue, Huangpu District, Guangzhou; and

The agencies invested in or controlled (including controlled by agreement arrangement) by Party C as updated from time to time under this Agreement (including but not limited to the companies and related agencies 50% investment interest of which is directly or indirectly owned by Party C (hereinafter collectively referred to as "Subsidiaries", each, a "Subsidiary". Guangzhou Qili Technology and Subsidiaries hereinafter collectively referred to as "Party C")

(If there is a controlling relationship between Guangzhou Qili Technology and its Subsidiaries, each controlling parties of Party C and Party B are respectively hereinafter referred to as “Shareholder”, and are collectively referred to as “Shareholders”; Party A, Party B and Party C are respectively hereinafter referred to as “Party”, and collectively referred to as “Parties”)

WHEREAS:

The Shareholders legally owns the equity interest of Party C. Through amiable negotiation, the Parties mentioned above intend to enter into an agreement concerning Party A or its designated party purchasing the equity interests of Party C owned by Shareholders.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.
Exclusive Purchase Right

1.1
Upon the execution of this Agreement, Party A shall have right to, at any time, require Party B upon the following situation, subject to the requirements by Party A, to transfer any and all of the 100% equity interest of Party C held by Shareholders (“Equity Interests”) in the consideration provided in the Section 3 of this Agreement, and Shareholders shall transfer the Equity Interest to Party A or the third party designated by the Party A according to the requirements by Party A:
1.1.1
Party A or the third party designated by Party A is permitted to hold any or all of the Equity Interest under the PRC laws; or
1.1.2
Subject to the PRC laws, any situation as Party A thinks is appropriate or necessary.

Party A’s right to purchase the Equity Interest provided under this Agreement shall be exclusive, unconditional and irrevocable.

1.2
The Parties hereby agree that subject to the terms and condition of this Agreement and without violating the PRC law Party A shall have right to, at its option, exercise any or all of the right to purchase the Equity Interest and acquire any or all Equity Interest. The Parties hereby further agree that the time, method, amount and frequency of Party A to exercise its right to purchase the Equity Interest shall not be limited.

1.3
The Parties hereby agree that subject to the terms and conditions of this Agreement and without violating the PRC laws., Party A shall have right to designate any third party to acquire any and all of the Equity Interest. Unless prohibited by the PRC laws, Shareholders shall not refuse to transfer any or all the Equity Interest to such designated third party.

1.4
Shareholders shall not transfer the Equity Interest to any third party without Party A’ prior written consent until all the Equity Interest have been transferred to Party A or its designated party in accordance with this Agreement, i.e., until Shareholders no longer holds any equity interest of Party C. Shareholders shall not create any pledge or any encumbrance on the Equity Interest in the benefit of any third party except that provided in the Equity Interest Pledge Agreement executed by Party A and Shareholders.

1.5
Shareholders hereby agrees that as the shareholder of Party C, subject to the PRC laws, before Shareholders transfers the Equity Interest to Party A, Shareholders shall deliver the dividends, bonus, or any other property distributed from Party C to Party A or any third party designated by Party A as soon as possible within three (3) days after receipt of such dividends, bonus or any other property the taxes of required by PRC laws have been paid.

2.
Exercise Procedure

2.1
In the event that Party A decides to exercise its exclusive right to purchase share according to the Section 1.1 above, Party A shall provide a written notice to Shareholders (“Purchase Notice”) in the form set forth in Appendix 3 of this Agreement, and such Purchase Notice shall specify the following information: (a) the portion or number of equity interest Party A intends to purchase; and (b) the name and identity of the purchaser. Shareholders and Party C shall provide all of materials and documents necessary for the transfer of Purchased Share within seven (7) days as of the date of the Purchase Notice, including but not limited to the Equity Transfer Agreement and Confirmation Letter in the form set forth in the Appendix 2 and Appendix 3 of this Agreement.

2.2
Except the Purchase Notice provided in the Section 2.1 of this Agreement, there shall be no other prerequisite or attached conditions for Party A to exercise his right to purchase Equity Interest.

2.3
Shareholders and Party C shall assist and coordinate with Party A in time and to complete the approval procedures (if required by the PRC laws) and the procedures with administration for market regulation authorities in accordance with the PRC laws.

2.4
The date when all the procedures of transferring 100% equity interest of Shareholders in accordance with this Agreement have been completed shall be regarded as the completion date of Party A in exercising its exclusive right to purchase Equity Interest.

3.
Purchase Price

3.1
Without violation of the PRC laws or regulations, when Party A exercises its right to purchase Equity Interest, the purchase price of the Equity Interest (“Purchase Price”) shall be zero or the lowest price permitted under PRC laws. In the event that the Equity Interest is transferred in different installments, the Purchase Price shall be determined by the relevant specific time and proportion of the transfer of Equity Interest.

3.2
If the Equity Interest is unable to transfer without consideration, Shareholders hereby agrees that after Party A or its designated party exercises the right to purchase Equity Interest, Shareholders shall deliver all the consideration and payment that Shareholders obtain from the transfer of Equity Share to Party C, Party A or its designated party according to the requirement of Party A.

3.3
Party C shall bear the taxes and expenses incurred due to the performance of the transfer (including the price gift) of the equity of the bid under this Article 3.

4.
Warrants, Representations and Covenants

4.1
Each Party hereby warrant, represent to the each other that:

4.1.1
It has all necessary rights, power and authorities to execute and perform this Agreement;

4.1.2
It has performed all internal procedures that are necessary to execute, deliver and perform this Agreement and has obtained all internal and external authorities and approvals for executing and performing this Agreement;

4.1.3
Upon the execution of this Agreement and the Equity Transfer Agreement to which it is a party, this Agreement and the Equity Transfer Agreement shall constitute, or will constitute the legal, valid, and binding obligations and shall be enforceable against it in accordance with its provisions and conditions;

4.1.4
The execution and performance of this Agreement by it will not conflict with, breach or violate (i) its business license or any provision of its Articles of Association; (ii) any law, rules, regulation, authorization or approval by any applicable governmental authority or department; or (iii) any contract or agreement to which it is a party;

4.1.5
without the prior agreement of Party A, Party C shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) the debts incurred from the ordinary course of business other than through loans, and (ii) debts disclosed to Party A for which Party A’s written consent has been obtain;

4.1.6
Party C have complied with all applicable laws and regulation in asset acquisition;

4.1.7
There is no pending or threatened litigation, arbitration or administrative procedures against the Equity Interest, assets of Party C (including any interest held by Party C in its Subsidiaries, the same below) or Party C;

4.2
Party B and Party C hereby warrant, represent and covenant to Party A as follows:

4.2.1
As of the date of execution of this Agreement, Party B is P.R.C citizen, and Shareholders shall have the legal ownership right of all the Equity Interest of Party C, and shall have complete and valid right to dispose the Equity Interest. The registered capital of Party C shall have fully paid in. Except the pledge right provided in the Equity Interest Pledge Agreement executed by all Parties and other right that have obtained Party A’s prior written consent, there is not any pledge, mortgage, guarantee, or any other right in the benefit of any third party in the Equity Interest held by Shareholders, the Equity Interest is free from any claim by any third party, and any third party shall not have any option right to purchase the Equity Interest, right to convert, subscribe in preference or right to cause, transfer, sell, or convert any equity interest in Party C;

4.2.2
During the effective term of this Agreement, except the pledge provided in the Equity Interest Pledge Agreement executed by all Parties and other right that have obtained Party A’s prior written consent, Shareholders shall not transfer any equity interest of Party C to any third party and shall not create any pledge, mortgage, guarantee, or any other right in the benefit of any third party in the Equity Interest held by Party B, and shall ensure that the Equity Interest is free from any claim of any third party;

4.2.3
They will not supplement, change or amend the Articles of Association and bylaws of Party C in any manner, increase or reduce Party C’s registered capital or change Party C’s structure of registered capital in any other manner without Party A’s prior written consent;

4.2.4
They will not enter into any material contract or change the scope of business of Party C;

4.2.5
Subject to the PRC laws, Party B and Party C shall extent the operation period of Party C based on the operation period of Party A and cause the operation period of Party C the same as that of Party A or adjust the operation period of Party C based on the requirements of Party A in accordance with Party A;

4.2.6
They shall operate Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs, and shall obtain all governmental permits and licenses that are necessary for the business of Party C;

4.2.7
they shall always operate all of the businesses of Party C in ordinary course to maintain the asset value of Party C, and shall not terminate any material contract to which Party C is a party or entered into any agreement that affect Party C’s financial status and asset value;

4.2.8
they shall not create, succeed, warrant or allow any debt except the account payable occurred in ordinary course, provided however, such account payable shall not be created by loan from any other person without the prior written consent of Party A;

4.2.9
they shall inform Party A immediately of any litigation, arbitration or administrative proceeding that will occur or may occur related to the assets, businesses, revenues of Party C;

4.2.10
they shall not announce or pay any dividend to the shareholders without prior written consent of Party A;

4.2.11
Upon the request of Party A, they shall appoint or remove directors, supervisors and/or senior officers designated by Party C and comply with all relevant resolution and filing procedures; Party A shall be entitled to replace and reappoint the above-mentioned persons;

4.2.12
Without the prior written consent of Party A, they shall not at any time following the date hereof sell, transfer, license or dispose in any manner any asset of Party C, or allow the encumbrance hereon of any asset of Party C, unless Party C is able to prove that the such sale, transfer, license, deposition or encumbrance is necessary for the business of Party C in ordinary course and the transaction amount of one single transaction shall not higher than 100,000 RMB;

4.2.13
In the event that during the effective term of this Agreement Party C liquidates or dissolve, subject to the PRC law, Party B and Party C shall designate person recommended by Party A to constitute the liquidation group and manage the asset of Party C. Shareholders hereby confirms that in the event of liquidation or dissolution of Party C, Party B shall delivered all the asset distribute in the liquidation and dissolution to Party A or its designated party in the manner that is permitted by the PRC law regardless this 4.2.12 is enforceable;

4.2.14
In the event of death, incapacity, marriage, divorce or other circumstances which may affect the exercise of Equity Interest held by Party B, this Agreement shall inure to the benefit of and be binding upon the successors of Party B whose rights or obligations hereunder are affected by such terms and conditions, including spouse, children, parents, siblings, grandparents, grandparents. Such Party B's successors shall succeed to and assume all of Party B's rights and obligations under this Agreement and transfer the Equity Interest to Party A or its designated party in accordance with the then applicable laws and this Agreement.

5.
Governing Law and Dispute Resolution

5.1
Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

5.2
Methods of Resolution of Disputes

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, and to be solved in accordance with its effective Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties. Except the parts that have submitted for arbitration, other parts of this Agreement shall remain valid. The validity of this section shall not be influenced by the modification, rescission or termination of this Agreement.

6.
Liabilities

6.1
If any Party fails to perform any of its obligation under this Agreement, or any warrant or representation made by such party under this Agreement is found false or incorrect, it shall constitute a breach of this Agreement by such Party, and such Party shall indemnify other Parties all loss resulted from such breach.

6.2
Unless it is otherwise prohibited by laws, Part B and Party C shall have no right to terminate or rescind this Agreement in any situation.

6.3
This Article shall survive any modification, dissolution or termination of this Agreement.

7.
Notices

7.1
All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by e-mail to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1
Notice given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices;

7.1.2
Notices given by e-mail shall be deemed effectively given on the date of successful transmission.

7.2
For the purpose of notices, the addresses of the Parties are as follows:

Party A:.

Address: [***]

Attention: Qifeng Zhao

Phone: [***]

E-mail: [***]

Party B:

Chang Liu

Address: [***]

Attention: Chang Liu

Phone: [***]

E-mail: [***]

Zhan Xie

Address: [***]

Attention: Chang Liu

Phone: [***]

E-mail: [***]

Party C:

Address: [***]

Attention: Qifeng Zhao

Phone: [***]

E-mail: [***]

7.3
Any Party whose mailing address, mailing number or other contact information changes as described above shall notify the other Parties of such change within seven (7) days after such change occurs, otherwise, the original addresses of such Party shall be deemed effective.

8.
Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is needed to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Sections. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.
Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.
Miscellaneous

10.1
Entry into force, Amendments, Changes and Supplements

This agreement is effective when it is signed on the date indicated at the beginning of the text with retroactive effect from March 25, 2022.

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2
Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

10.3
Language

This Agreement shall be written in Chinese, and in quadruplicate, one for each party, and each copy has equal legal validity.

10.4
Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intensions of the Parties, and the economic effect of such effective provisions shall be as closed as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.5
Newly Added Subsidiaries

In case at any time after the entry into force of this Agreement, any new agencies invested in or controlled (including controlled by agreement arrangement) by Party C (including but not limited to any company, partnership or relevant agencies in which Party C holds, directly or indirectly, more than 50% equity interest, hereinafter referred to as "Subsidiary") are added, Party B and Party C shall procure such newly added Subsidiary to sign the Rights and Obligations Assumption Letter in the form set forth in Appendix 4 of this Agreement and any other legal documents permitted or required under PRC laws to permit the newly added Subsidiary added into this Agreement and to fully assume the rights and obligations that should be enjoyed and borne by Subsidiaries. As of the date of execution of such Rights and Obligations Assumption Letter and any other legal documents permitted or required under PRC laws, such newly added Subsidiary shall be deemed to be a party to this Agreement. All the other Parties hereby agree to fully accept the foregoing arrangement.

10.6
Changes of Parties to this Agreement

10.6.1
Neither Party B nor Party C shall be entitled to assign any of its rights and obligations under this Agreement to any third party without Party A's prior written consent.

10.6.2
Party B and Party C hereby agree that Party A may assign its rights and obligations under this Agreement to any third party and that Party A only need to give written notice to Party B and Party C when such assignment occurs and not need to obtain another consent from Party B or Party C.

10.6.3
If Party B no longer holds any Equity Interest of Guangzhou Qili Technology, such Party B shall automatically be deemed as a party to this Agreement. If any third party becomes a shareholder of Guangzhou Qili Technology, then Party B and Party C shall endeavor to procure that such third party become a party to this Agreement as soon as possible by signing appropriate legal documents. If, with consent of Party A, any Subsidiary which is dissolved or ceases to be under the control of Guangzhou Qili Technology, shall automatically be deemed no longer as a party to this Agreement.

10.7
Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.8
Force Majeure

Force Majeure Event shall mean any objective circumstance, the occurrence of which is unforeseeable, unavoidable, uncontrollable and insurmountable at the time of execution of this Agreement (including but not limited to earthquake, typhoon, flood, fire, strike, war, and rebellion).

In the event of any failure to perform this Agreement due to the Force Majeure Event, the Party suffered by the Force Majeure Event shall immediately (i) inform the other Parties by telegram, facsimile transmission, or other electronic means the Force Majeure Event and shall provide the proofs of Force Majeure in writing within fifteen (15) business days and (ii)take all reasonable and practicable methods to eliminate or mitigate the influence by Force Majeure Event and shall resume the performance of obligations after the influence of Force Majeure Event is eliminated or mitigated.

10.9
Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

10.10
Survival

Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early terminations hereof.

10.11
Entire Agreement

Except for the amendment, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

(There is no text in the remaining page.)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A：Guangzhou Qixiang Technology Co., Ltd.

Authorized Representative: Qifeng Zhao

/s/ Qifeng Zhao

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party B：
Chang Liu

/s/ Chang Liu

Zhan Xie

/s/ Zhan Xie

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party C: Guangzhou Qili Technology Co., Ltd.

Authorized Representative: Qifeng Zhao

/s/ Qifeng Zhao

Appendix 1

Notice of Exercise

To: [ ]; and/or

[ ]

WHEREAS, Guangzhou Qixiang Technology Co., Ltd. (the "Company”) entered into the Exclusive Option Agreement among Guangzhou Qili Technology Co., Ltd. and other related parties on [ ], which stipulates that you shall, upon the request of the Company, sell all or part of your equity interest of [ ] to the Company or the third party designated by the Company, subject to the conditions permitted by the relevant laws and regulations of the PRC.

Accordingly, the Company hereby issues this notice to you as follows.

The Company hereby requests to exercise the option under the Exclusive Option Agreement to purchase the equity interest held by you in [ ], representing [ ]% of the registered capital of [ ] (the "Proposed Transferred Equity Interest"), at a price of RMB[ ] . Please complete the necessary procedures for the sale of all the Proposed Transferee Equity Interests to the Company/the Company's third party designated transferee by Company in accordance with the Exclusive Option Agreement immediately upon receipt of this notice.

Guangzhou Qixiang Technology Co., Ltd.

Name:

Position:

Date:

Appendix 2

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (the “Agreement”), dated as of [ ], is made by and among the following parties in [ ], China:

Transferor:

[ ]

Transferee:

[ ]

Through amiable negotiation the Parties stated above agree as follows about the equity interest transfer stated herein:

1.
Transferor agrees to transfer the [ ]% equity interest in [ ] Company (“Target Equity Interests”) to Transferee at a price of RMB , and Transferee agrees to purchase such Target Equity Interests.

2.
Upon completion of transfer of Target Equity Interests, Transferor shall no longer enjoy while Transferee enjoys any rights and bear all obligations as the shareholder of Target Equity Interests.

3.
Any matters not mentioned in the Agreement may be determined by supplementary agreements signed by both parties.

4.
The Agreement becomes effective on the date of signature by both parties.

5.
The Agreement is executed in four (4) counterparts, each party holding one and the rest used for Industrial and Commercial alteration registration.

Transferor: [ ]:

Signature:

Transferee: [ ]

Authorized Representative:

Appendix 3

Confirmation Letter

To: Guangzhou Qixiang Technology Co., Ltd.

I, the shareholder of [ ] (the “Company”) hereby agree and confirm as follows:

1.
I agree to and accept all the terms and conditions of the Exclusive Option Agreement entered by me, the Company, Guangzhou Qixiang Technology Co., Ltd. (“WFOE”) and other related parties on , and waive the right of first refusal to such equity interest when WFOE exercises its Purchase Right under such agreement. I will take all measures to assist WFOE on the transfer procedures for such equity interest.

2.
I agree to waive the right of first refusal when other shareholders of the Company transfer the equity interest it owns to WFOE or any third party designated by WFOE.

3.
In the event other shareholders of the Company transfers the equity interests it owns to WFOE or any third party designated by WFOE, I will sign or provide necessary documents for the transfer procedures of such equity interests.

[ ]

Signature:
Date: [ ]

Appendix 4

Rights and Obligations Assumption Letter

Our Entity, _________, is a limited liability company established on ____, ____, and Guangzhou Qili Technology Co., Ltd. (hereinafter referred to as "Guangzhou Qili Technology") holds [ ]% equity interest of Our Entity since ____, ____, i.e. Our Entity became a subsidiary of Guangzhou Qili Technology since ____, ____.

Pursuant to the Exclusive Option Agreement (the "Agreement") entered into by and among, Guangzhou Qixiang Technology Co., Ltd. and other related parties on ________, ________, ____ Our Entity acts as a newly added Subsidiary under that Agreement and joins that Agreement pursuant to the provisions of Section 10.5.

Our Entity hereby agree to join that Agreement as a newly added Subsidiary of Guangzhou Qili Technology, to have the rights of "Subsidiary", "Shareholder" and "Party C" (as the case may be) under that Agreement and to perform all obligations of "Subsidiary", "Shareholder" and "Party C" (as the case may be) under that Agreement in accordance with the provisions of the Agreement, effective as of the execution of this Assumption Letter.

[Chapter]

Legal representative:
Dated: